                                                                  EXHIBIT (99.1)


       CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS
                    OF THE SECURITIES LITIGATION REFORM ACT

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 ("Act"), SUPERVALU INC. (the "Company") is filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements made by, or on behalf of the Company. When used in this Quarterly Report on Form 10-Q for the quarterly period (12 weeks) ended November 30, 1996 and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, other communications, and in oral statements made by or with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe" or similar expressions are intended to identify forward-looking statements within the meaning of the Act. The following cautionary statements are for use as a reference to a readily available written document in connection with forward looking statements as defined in the Act. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

WHOLESALE BUSINESS RISKS

The Company's sales and earnings at wholesale are dependent on the Company's ability to retain existing customers and attract new customers, as well as its ability to control costs. While the Company believes that the ADVANTAGE initiative, including its new Activity Based Sell ("ABS") pricing, new market driving services, and regional logistics, will enable it to attain its goals, certain factors could adversely impact the Company's results, including: decline of its independent retailer customer base due to competition and other factors; loss of corporate retail sales due to increased competition and other risks detailed more fully below; consolidations of retailers or competitors; increased self-distribution by chain retailers; increase in operating costs; the possibility that the Company will incur additional costs and expenses due to further rationalization or consolidation of distribution centers; entry of new or non-traditional distribution systems into the industry; possible delays or increased costs in implementing the ADVANTAGE initiative; manufacturers do not change their pricing, transportation, and/or promotional programs in cooperation with the Company's new pricing methods; and possible loss of retailer customers who do not accept the ADVANTAGE changes.

In addition, timing of certain ADVANTAGE efforts could be impacted by the information technology related expenses associated with addressing year 2000 issues.

RISKS OF EXPANSION AND ACQUISITIONS

The Company intends to continue to grow its retail and wholesale segments in part through acquisitions. Expansion is subject to a number of risks, including the adequacy of the Company's capital resources; the location of suitable store or distribution center sites and the negotiation of acceptable lease terms; ability to hire, train and integrate employees; and possible costs and other risks of integrating or adapting operational systems. In addition acquisitions involve a number of special risks, including: making acquisitions at acceptable rates of return; the diversion of management's attention to assimilation of the operations and personnel of the acquired business; potential adverse short-term effects on the Company's operating results; and amortization of acquired intangible assets.

RETAIL BUSINESS RISKS

The Company's retail segment faces risks which may prevent the Company from maintaining or increasing retail sales and earnings including: competition from other retail chains, supercenters, non-traditional competitors, and emerging alternative formats; operating risks of certain strategically important retail operations; and adverse impact from the entry of other retail chains, supercenters and non-traditional or emerging competitors into markets where the Company has a retail concentration.

LIQUIDITY

Management anticipates that ADVANTAGE capital spending will be funded in significant part through reductions in working capital. If ADVANTAGE capital spending significantly exceeds working capital reductions or other capital needs arise, additional funding could be required from cash flow or other sources. In addition, acquisitions could affect the Company's borrowing costs and future financial flexibility.

LITIGATION

While the Company believes that it is currently not subject to any material litigation, the costs and other effects of legal and administrative cases and proceedings and settlements are impossible to predict with certainty. The current environment for litigation involving food wholesalers may increase the risk of litigation being commenced against the Company. The Company would incur the costs of defending any such litigation whether or not any claim had merit.

The foregoing should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.